Exhibit 10.12

ALPHA NATURAL RESOURCES, INC. and Subsidiaries

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective

January 1, 2011

ALPHA NATURAL RESOURCES, INC and Subsidiaries

DEFERRED COMPENSATION PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.	Background. The Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan (hereinafter, the “Plan”) was originally established effective December 31, 2004 and was most recently amended and restated in its entirety effective March 2, 2010. To consolidate its nonqualified deferred compensation plans, Alpha Natural Resources, Inc. froze the Foundation Coal Deferred Compensation Plan (hereinafter, the “FC Plan”) and the Riverton Coal Executive Deferred Compensation Plan (hereinafter, the “RCP Plan”) effective December 31, 2010, and merged the FC and RCP Plans with and into the Plan effective January 1, 2011. The FC and RCP Plans ceased to exist as separate plans effective December 31, 2010. The benefits that accrued, but were not paid, under the FC and RCP Plans as of December 31, 2010, are benefits payable under this Plan as of January 1, 2011 in accordance with the applicable terms of this Plan.

1.2.	Purpose. The purpose of the Plan is to permit a select group of management and highly compensated employees of ALPHA NATURAL RESOURCES, INC. and its subsidiaries that have adopted the Plan to defer the receipt of income which would otherwise become payable to them. It is intended that this plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.3.	Effective Date. This amended and restated Plan is effective January 1, 2011.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Accounts available for each Participant shall be identified as:

a)	Retirement Account;

b)	In-Service Account (each Participant may maintain up to two (2) In-Service Accounts with different payment dates as provided herein - In-Service Account 1 and In-Service Account 2);

c)	Supplemental Retirement Plan Account (“SRP Account”).

d)	Legacy FC Account; and

e)	Legacy RCP Account.

2.2.	Annual Bonus. “Annual Bonus” means the bonus compensation under the Alpha Natural Resources, Inc. Annual Incentive Bonus Plan (or any successor plan) earned, if any, for services rendered by a Participant during a Deferral Period.

2.3.	Base Salary. “Base Salary” means a Participant’s regular salary paid for a particular Deferral Period.

2.4.	Beneficiary. “Beneficiary” means one or more persons or entities designated by the Participant to receive any Plan benefits payable after the Participant’s death.

2.5.	Board. “Board” means the Board of Directors of the Company.

2.6.	Change in Control. “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets. Whether there has been a Change in Control of the Company will be determined by the Committee in accordance with the guidance issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Section 2.6:

a)	A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

b)	A change in the effective control of the Company occurs on the date that either:

1)	any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

2)	a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

c)	A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

2.7.	Committee. “Committee” means the Compensation Committee of the Board.

2.8.	Company. “Company” means ALPHA NATURAL RESOURCES, INC., a Delaware company, and any directly or indirectly affiliated subsidiary that has adopted this Plan or any successor to the business thereof. Any reference herein to the “Company” should, except as the context otherwise requires, be interpreted as a reference to the Participant’s particular employer. A list of subsidiaries that have adopted this Plan are attached to this document as Appendix A.

2.9.	Compensation. “Compensation” means “compensation” as defined under the Alpha Natural Resources, LLC and Affiliates 401(k) Retirement Savings Plan (“401(k) Plan”), as amended and restated effective January 1, 2011, except that Compensation for purposes of this Plan shall include amounts deferred by a Participant under this Plan and amounts in excess of the Compensation Limit. Any amendment to the definition of compensation under the 401(k) Plan that is adopted after January 1, 2011 shall only apply to the definition of Compensation under this Plan to the extent any such amendment is expressly adopted under this Plan. With respect to a Participant’s first-year of eligible participation, any deferral elections shall only apply to applicable Compensation paid for services performed after the election. Accordingly, if a Deferral Commitment is made in the first-year of eligibility but after the beginning of the specified Deferral Period, the Deferral Commitment shall only apply to the total amount of such applicable Compensation multiplied by the ratio of (i) the number of days remaining in the Deferral Period after the election to (ii) the total number of days in the Deferral Period.

2.10.	Compensation Limit. “Compensation Limit” means the annual compensation limit specified under section 401(a)(17) of the Code.

2.11.	Controlled Group Member. “Controlled Group Member” means a trade or business that, together with the Company, is a member of: (a) a controlled group of corporations, within the meaning of section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of section 414(c) of the Code, an affiliated service group, within the meaning of section 414(m) of the Code, or (d) a trade or business required to be aggregated pursuant to section 414(o) of the Code.

2.12.	Deemed Earnings. “Deemed Earnings” means the deemed earnings and losses that are credited to a Participant’s Account in accordance with the terms of Section 4.4 of this Plan.

2.13.	Deferral Commitment. “Deferral Commitment” means an election made by a Participant to defer a portion of Compensation. The Deferral Commitment shall specify whether the Compensation deferred shall be credited to the Retirement Account or an In-Service Account. Such designation shall be made in whole percentages, or as otherwise permitted by the Committee and shall be made in a form and at a time established by the Management Administrator. A Deferral Commitment shall remain in effect until amended or revoked as provided under the terms of the Plan.

2.14.	Deferral Period. “Deferral Period” means each calendar year.

2.15.	Determination Date. “Determination Date” means the last day of each calendar month.

2.16.	Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a beneficiary, or a dependent (as defined in section 152(a) of the Code, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant; the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.17.	Legacy FC Account. “Legacy FC Account” means the Account established for all participants in the FC Plan with an accrued benefit as of December 31, 2010. The opening account balance of the Legacy FC Account as of January 1, 2011 shall equal the amount of each applicable participant’s account balance under the FC Plan as of December 31, 2010, plus the amount of any bonus deferral election under the FC Plan for the 2010 calendar year that was made in accordance with the terms of the FC Plan on or before June 30, 2010. The opening account balance of a Legacy FC Account shall be adjusted on and after January 1, 2010 for any Deemed Earnings in accordance with the terms of this Plan.

2.18.	Legacy RCP Account. “Legacy RCP Account” means the Account established for all participants in the RCP Plan with an accrued benefit as of December 31, 2010. The opening account balance of the Legacy RCP Account as of January 1, 2011 shall equal the amount of each applicable participant’s account balance under the RCP Plan as of December 31, 2010. The opening account balance of a Legacy RCP Account shall be adjusted on and after January 1, 2010 for any Deemed Earnings in accordance with the terms of this Plan.

2.19.	Management Administrator. “Management Administrator” means the Senior Vice President Total Compensation and Benefits or such other person designated to act in such capacity by the Company’s Chief Executive Officer.

2.20.	Participant. “Participant” means any eligible employee who has elected to defer Compensation under this Plan, who has received a SRP Contribution, or who has either a Legacy FC Account or Legacy RCP Account. Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof; provided, however, the foregoing provisions shall not limit the Committee’s discretion to determine whether an employee remains eligible to continue to actively participate in the Plan.

2.21.

Permanently Disabled. “Permanently Disabled” means (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or a Controlled Group Member, or (c) a Participant has been determined to be totally disabled by the Social Security Administration. Whether a Participant is Permanently Disabled shall be determined by the Management Administrator in accordance with the guidance issued under section 409A of the Code.

2.22.	Plan. “Plan” means this Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan, as amended from time to time.

2.23.	Retirement. “Retirement” means the Participant’s Separation from Service (other than on account of death) after the Participant has attained age 55.

2.24.	Service. “Service” is calculated based on hours of service within a calendar year. A year of Service will be credited when a Participant performs 1,000 hours of service within a calendar year. An hour of service is an hour for which the Participant is paid or entitled to be paid.

2.25.	Separation from Service. “Separation from Service” shall mean a Participant’s death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of sections 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under section 409A of the Code.

2.26.	SRP Contribution. “SRP Contribution” means the contribution made by the Company credited to the Participant’s SRP Account.

2.27.	Specified Employees. “Specified Employees” means key employees of the Company, as defined in section 416(i) of the Code without regard to paragraph (5) thereof, as determined in accordance with the procedures established by the Management Administrator.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)	Eligibility. Eligibility to participate in the Plan shall be limited to key employees of the Company who are designated by management, from time to time, and approved by the Committee.

b)	Participation. An employee’s participation in the Plan shall be effective upon being approved by the Committee to participate in the Plan or as otherwise provided by the Committee; provided, however, the Committee reserves the discretion to limit an employee’s ability to continue to participate in the Plan in the future.

3.2.	Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment subject to the following provisions:

a)	Deferral Amounts; Accounts. A separate Deferral Commitment must be made with respect to an eligible Participant’s (i) Base Salary, (ii) Annual Bonus and (iii) Compensation other than Base Salary and Annual Bonus. Except as otherwise provided in the next sentence, a Deferral Commitment shall be made no later than December 31st of the calendar year preceding the beginning of the Deferral Period (or such other date specified by the Committee to the extent consistent with section 409A of the Code). Notwithstanding the preceding sentence, if a Participant is first eligible to participate in this Plan during a Deferral Period and has not previously been eligible to participate in any account balance plan maintained by the Company or any Controlled Group Member, a Deferral Commitment may be submitted to the Committee within thirty (30) days after the date the individual becomes eligible to participate in this Plan. A Deferral Commitment shall designate the portion of Compensation that shall be allocated among the Participant’s Retirement and In-Service Accounts (no amount of Compensation may be deferred by the Participant into the Participant’s SRP Account, Legacy FC Account and Legacy RCP Account). No deferral may be made to an In-Service Account after the end of the calendar year preceding the calendar year in which a Participant initially elects payments from such In-Service Account to begin.

b)	Maximum Deferral. The maximum amount of Base Salary and Compensation other than Base Salary and Annual Bonus that may be deferred shall be thirty-five percent (35%), and the maximum amount of Annual Bonus that may be deferred shall be one hundred percent (100%).

3.3.	Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for the next succeeding Deferral Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Management Administrator no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period (or such other date as permitted by the Committee to the extent consistent with section 409A of the Code). Notwithstanding the preceding sentence, with respect to the portion of a Participant’s Deferral Commitment that allocates a portion of Compensation to an In-Service Account, such allocation shall no longer apply as of the end of the calendar year preceding the first calendar year in which the Participant elects to have the amounts credited to the In-Service Account begin to be distributed. Thereafter, any amounts allocated to the In-Service Account shall be deemed to have been re-allocated to the Retirement Account unless a Participant properly completes a new Deferral Commitment that provides otherwise.

3.4.	Deferral Commitment. A Deferral Commitment shall be irrevocable by the Participant during a Deferral Period; provided, however, if a Participant suffers a disability, receives a distribution on account of Financial Hardship or dies, the Participant’s Deferral Commitment shall be cancelled. For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

3.5	Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants participation in this Plan, no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the eligibility requirements to participate in the Plan. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Committee may, in its sole discretion, prohibit the Participant from making any future Deferral Commitments and/or, to the extent permitted under section 409A of the Code, take such other action it deems necessary or appropriate, including, but not limited to, terminating the Participant’s participation in the Plan.

3.6	Incomplete or Inaccurate Deferral Commitments. In the event that a Participant submits a Deferral Commitment to the Management Administrator that is incomplete or lacks information necessary to the efficient operation of this Plan, the Management Administrator shall return the election to the Participant for further completion.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.	Accounts. The Compensation deferred by a Participant under the Plan, SRP Contributions and Deemed Earnings shall be credited to the Participant’s Account(s). Separate accounts shall be maintained on the books of the Company to reflect each Participant’s SRP Account, Retirement Account, In-Service Account(s), Legacy FC Account and Legacy RCP Account. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.	Timing of Deferral Credits. A Participant’s Compensation which has been elected to be deferred shall be credited to the Participant’s Retirement and In-Service Accounts by the last day of the month during which the Compensation deferred would have otherwise been payable to the Participant, or such other time as determined in the sole discretion of the Management Administrator.

4.3.	Contributions To SRP Account. The Company shall credit SRP Contributions, if any, to each Participant’s SRP Account as soon as is practical after the close of each calendar year, or such other time as determined in the sole discretion of the Management Administrator. The amount of the credited contribution under this Section shall be equal to the sum of (a), (b) and (c), to the extent applicable:

a)	five percent (5%) of the Participant’s total Compensation for the preceding calendar year in excess of the Compensation Limit for that prior calendar year;

b)	one hundred percent (100%) of the amount of Compensation deferred by the Participant in the prior calendar year under this Plan, but in no event will the amount determined under this sub-Section (b) exceed four percent (4%) of the Participant’s total Compensation for the preceding calendar year in excess of the Compensation Limit for that prior calendar year; and

c)	a discretionary contribution that may be given in accordance with Section 4.10.

4.4.	Earnings and Losses. Each Participant’s Account shall be credited with the gains and losses (including, without limitation, interest, dividends, market appreciation or depreciation) that would have accrued if the Participant’s Account had been invested in the investment options designated by the Participant to the Management Administrator (or its designee) in accordance with the investment direction procedures prescribed by the Management Administrator. Neither the Company, Board, Employers, Controlled Group Members, Management Administrator nor Committee represent or guarantee successful deemed investment of any amounts under the Plan and shall not be required to restore any loss which may result from such deemed investments or lack of investment. In addition, no one shall be under any obligation to actually invest amounts corresponding to any investment directions provided by a Participant or Beneficiary. Each Participant and Beneficiary assumes the risk in connection with any decrease in value of his or her Account deemed invested hereunder.

4.5.	Investment Elections. Participants may direct the deemed investment of their Accounts in multiples of one percent (1%) to deemed investments in any or all of the investment options made available under the Plan from time to time by the Management Administrator in its sole discretion. Investment directions shall be provided by a Participant in accordance with the investment direction procedures prescribed by the Management Administrator, which may include, but are not limited to, written, voice or other electronic communications to the Management Administrator (or its designee). If a Participant does not direct the deemed investment of his or her Account under the Plan, and the Participant is an active participant in the Alpha Natural resources, LLC and Affiliates 401(k) Retirement Savings Plan (the “Alpha 401(k) Plan”), the Participant shall be deemed to have elected to invest his or her Account in the same investment options designated (or deemed designated) under the Alpha 401(k) Plan; provided that, to the extent the same investment options are not available under this Plan, the Participant shall be deemed to have elected to invest his or her Account in the investment options under this Plan that are most comparable to the investment options under the Alpha 401(k) Plan (as determined by the Management Administrator in its sole discretion). If such a Participant is not an active participant in the Alpha 401(k) Plan, the Participant shall be deemed to have elected to invest his or her Account in the T. Rowe Price Retirement Date Fund that is based on the date that is closest to the date the Participant will attain age 65, or such other fund as the Management Administrator, in its sole discretion, shall determine from time to time. A Participant may change any investment directions (or deemed investment directions) in accordance with the investment direction procedures prescribed by the Management Administrator.

4.6.	Investment Options. The Management Administrator may change the deemed investment options at any time upon thirty (30) days advance notice to the Participants. Upon such a change, each Participant shall be given an opportunity to select among such new investment options as are designated by the Management Administrator. In case of failure to elect such new investment options, the Participant shall be deemed to have made an election to invest his or her Account in the investment options then being offered that are most comparable to the Participant’s old investment options. The decision of comparable investment options shall be made in the sole discretion of the Management Administrator.

4.7.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)	New Deferrals; SRP Contributions. The Participant’s Accounts shall be increased, as appropriate, by any Compensation deferred by the Participant and any SRP Contributions credited since such prior Determination Date.

b)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the investment options maintained within such Account based on the proportion that such investment options bears to the sum of all investment options maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

c)	Deemed Earnings. Each Account shall be increased or decreased by the Deemed Earnings since such Determination Date in accordance with Section 4.4.

4.8.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and Deemed Earnings thereon as follows:

a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Deemed Earnings thereon.

b)	SRP Account Contributions. SRP Contributions credited to a Participant’s SRP Account and Deemed Earnings thereon shall become one hundred percent (100%) vested upon the Participant’s completion of three (3) years of complete Service with the Company. Notwithstanding the preceding sentence, each Participant who was an active employee on January 1, 2011 shall be one hundred percent (100%) vested at all times in any amounts credited to the Participant’s SRP Account.

c)	Legacy FC and RCP Accounts. A Participant shall be one hundred percent (100%) vested at all times in any amounts credited to the Participant’s Legacy FC Account or Legacy RCP Account, as applicable

4.9.	Statement of Accounts. The Management Administrator shall provide to each Participant a statement showing the balances in the Participant’s Account on a quarterly basis.

4.10.	Discretionary Contribution. The Committee may grant a discretionary contribution in accordance with Section 4.3(c) and the requirements of this Section. Such a Discretionary Contribution will meet the following:

a)	The contribution will be a percentage of Base Salary, Annual Bonus and/or Compensation other than Base Salary or Annual Bonus which will be as set forth on Appendix B attached hereto for each applicable Participant (as updated from time to time), and which the Committee (or its designee) may adjust, from time to time, in the first quarter of each Plan year. An eligible Participant will be informed of any such adjustment at that time.

b)	The contribution will only be given as determined by the Committee. It is completely discretionary and need not be given to all or any Participants, nor are those eligible required to have the same percentage contribution. Participation in any one year will not ensure participation in the next year. The percentage may be reduced or increased at any time during the year by the Committee, and such change will be reflected on Appendix B.

c)	The discretionary contribution will be credited to an eligible Participant’s account as of December 31st of the year for which it was granted. An eligible Participant must be actively employed on a full time basis on this date to receive the credit.

d)	Notwithstanding Subsection 4.10(c), an eligible Participant will receive a prorated credit for a year in which the Participant’s employment is terminated for any of the following reasons: (i) Retirement; (ii) death; (iii) disability; (iv) involuntary termination by the Company without cause; (v) good reason; or (vi) upon an involuntary termination associated with, or in connection with, a change in control.

e)	For purposes of this Section 4.10, the terms “cause,” “disability,” “good reason,” and “involuntary termination [associated] [in connection] with a change in control” shall have (i) the meanings ascribed to them in any employment agreement between the Company and the Participant or (ii) if there is no such agreement, then the meanings ascribed to them in the Alpha Natural Resources, Inc. Key Employee Separation Plan, whether or not the Participant is a participant in such Key Employee Separation Plan.

ARTICLE V - PLAN BENEFITS

5.1.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant as follows.

a)	Timing of Payment. The Participant’s Retirement Account shall be paid beginning on the six (6) month anniversary of the Participant’s Separation from Service, and subsequent payments, if the form of payment selected provides for annual installment payments, shall be made on the anniversary of the initial payment.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant from among the applicable options prescribed in Section 5.8 at the time the Participant is first eligible to participate in the Plan (or such other time or times as may be prescribed by the Management Administrator in accordance with the requirements of section 409A of the Code); provided, however, if the Participant Separates from Service prior to Retirement, the Retirement Account shall be paid in the form of a lump sum payment.

5.2.	SRP Account. The vested portion of a Participant’s SRP Account shall be distributed to the Participant as follows.

a)	Timing of Payment. The Participant’s SRP Account shall be paid beginning on the six (6) month anniversary of the Participant’s Separation from Service, and subsequent payments, if the form of payment selected provides for annual installment payments, shall be made on the anniversary of the initial payment.

b)

Form of Payment. The form of benefit payment shall be that form selected by the Participant from among the applicable options prescribed in Section 5.8 at the time the Participant is first eligible to participate in the Plan (or such other time or times as may be prescribed by the Management Administrator in accordance with the requirements of section 409A of the Code); provided, however, if the Participant Separates from Service prior to

Retirement, the SRP Account shall be paid in the form of a lump sum payment.

5.3.	In-Service Account. A Participant can maintain up to two (2) In-Service Accounts (In-Service Account 1 and In-Service Account 2) at any time under the Plan. At the time a Participant first allocates amounts to In-Service Account 1 or In-Service Account 2, the Participant must separately designate the time and form of payment of each applicable In-Service Account in accordance with the procedures prescribed by the Management Administrator. The vested portion of a Participant’s applicable In-Service Account(s) shall be distributed to the Participant upon the date(s) chosen by the Participant.

a)	Timing of Payment. Benefits under this section shall be payable on the date specified when a Participant first designates a portion of the Compensation deferred be allocated to an In-Service Account, and subsequent payments, if the form of payment selected provides for subsequent annual payments, shall be made on the anniversary of the initial payment. In no event shall the date selected be earlier than the first day of the sixth (6th) calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant Separates from Service with the Company prior to the payment date specified, the benefits under the Participant’s applicable In-Service Account(s) shall be paid on the six (6) month anniversary of the Participant’s Separation from Service.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant from among the applicable options prescribed in Section 5.8, except that if the Participant terminates employment with the Company prior to the specified payment date, then the applicable In-Service Account(s) shall be paid in the form of a lump sum payment.

c)	Change of Time of Payment. The Participant may request to postpone (but not accelerate) the specified payment date initially chosen for an In-Service Account by filing a written election on a form approved by the Management Administrator. Any such election: (i) shall not take effect until 12 months after the date the election is made; (ii) must provide for a new payment date that is no earlier than five (5) years after the payment date previously specified and in force immediately prior to the filing of such request; and (iii) must be made not less than 12 months before the date the payment (or initial payment in the case of installment payments) is scheduled to be made.

5.4.	Legacy FC Account. The vested portion of a Participant’s Legacy FC Account shall be distributed to the Participant as follows:

a)	Timing of Payment. Benefits under this section shall be payable upon the Participant’s Separation from Service or, if earlier, a Change in Control. The Participant’s Legacy FC Account shall be distributed (or begin to be distributed) within thirty (30) days following the first business day of the calendar year immediately following the calendar year in which the applicable distribution event occurs; provided that, if the distribution is on account of the Participant’s Separation from Service and would be made less than six months from the date of the Separation from Service, the Participant’s Legacy FC Account shall be distributed (or begin to be distributed) within thirty (30) days following the first business day coinciding with or next following the six (6) month anniversary of the Participant’s Separation from Service.

b)	Form of Payment. The form of benefit payment shall be that form selected by the

Participant at the time of the Participant’s initial deferral election under the FC Plan, at which time the Participant could have elected to receive distribution of his or her benefits under that plan in the form of either: (1) a lump sum payment, or (2) approximately equal annual installments over a five (5)-year period. If a Participant did not make such an election, the Participant shall be deemed to have elected to receive his or her benefits under that plan in a lump sum payment.

c)	Permanent Disability While Employed. Notwithstanding the preceding provisions of this Section 5.4, if a Participant is determined to be Permanently Disabled while in the employ of the Company or a Controlled Group Member and prior to the time distributions have commenced, the Participant’s Legacy FC Account shall be distributed to the Participant in a lump sum payment within thirty (30) days following such determination of Permanent Disability.

d)	Death While Employed. Notwithstanding the preceding provisions of this Section 5.4, in the event a Participant dies while in the employ of the Company or a Controlled Group Member and prior to the time distributions have commenced, in lieu of any other benefits with respect to a Participant’s Legacy FC Account under the Plan, the Participant’s Beneficiary shall be entitled to a death benefit equal to the Participant’s Legacy FC Account. The death benefit set forth herein shall be payable in cash in a lump sum payment within thirty (30) days following the Management Administrator’s receipt of written confirmation, in a form acceptable to the Management Administrator, in its sole discretion, of the Participant’s death. Should a Participant die while receiving installment payouts, the remaining installment payments shall be paid to the Beneficiary, who shall be deemed to be the Participant for purposes of making deemed investment elections under Section 4.5, unless the Beneficiary is the Participant’s estate, in which case the balance in the Participant’s Legacy FC Account shall be paid in a lump sum payment within thirty (30) days following the Management Administrator’s receipt of written confirmation, in a form acceptable to the Management Administrator, in its sole discretion, of the Participant’s death.

5.5.	Legacy RCP Account. The vested portion of a Participant’s Legacy RCP Account shall be distributed to the Participant as follows:

a)	Timing of Payment. Benefits under this section shall be distributed (or begin to be distributed) within thirty (30) days following the first business day of the calendar year immediately following the calendar year in which the Participant experiences a Separation from Service or, if later, within thirty (30) days following the first business day coinciding with or next following the six (6) month anniversary of the Participant’s Separation from Service.

b)	Form of Payment. The form of benefit payment shall be that form selected by the Participant at the time of the Participant’s initial deferral election under the RCP Plan or, to the extent applicable, in accordance with a special distribution election made under the terms of that plan on or before December 31, 2008, at which time the Participant could have elected to receive distribution of his or her benefits under that plan in the form of either: (1) a lump sum payment, or (2) approximately equal annual installments over a five (5)-year period. If a Participant did not make such an election, the Participant shall be deemed to have elect to receive his or her benefits under that plan in approximately equal annual installments over a five (5)-year period.

c)	Permanent Disability. Notwithstanding the preceding provisions of this Section 5.5, if prior to attaining age 55, a Participant is determined to be Permanently Disabled, the balance in the Participant’s Legacy RCP Account shall be distributed to the Participant in a lump sum payment within thirty (30) days following such determination of Permanent Disability.

d)	Death While Employed by an Employer. Notwithstanding the preceding provisions of this Section 5.5, in the event a Participant dies while in the employ of the Company or a Controlled Group Member and prior to the time distributions have commenced, in lieu of any other benefits with respect to a Participant’s Legacy RCP Account under the Plan, the Participant’s Beneficiary shall be entitled to a death benefit equal to the Participant’s Legacy RCP Account. The death benefit set forth herein shall be payable in cash in a lump sum payment within thirty (30) days following the Management Administrator’s receipt of written confirmation, in a form acceptable to the Management Administrator, in its sole discretion, of the Participant’s death. Should a Participant die while receiving installment payouts, the remaining installment payments shall be paid to the Beneficiary, who shall be deemed to be the Participant for purposes of making deemed investment elections under Section 4.5, unless the Beneficiary is the Participant’s estate, in which case the balance in the Participant’s Legacy RCP Account shall be paid in a lump sum payment within thirty (30) days following the Management Administrator’s receipt of written confirmation, in a form acceptable to the Management Administrator, in its sole discretion, of the Participant’s death.

5.6.	Death Benefit. With respect to Accounts under this Plan other than a Legacy FC Account or Legacy RCP Account, upon the death of a Participant prior to the commencement of benefits under this Plan, the Company shall pay to the Participant’s Beneficiary within sixty (60) days following the Participant’s date of death an amount equal to the vested Account balance in such Accounts in the form of a lump sum payment. In the event of the death of the Participant after the commencement of benefits under this Plan from any such Accounts, the benefits from such Accounts shall be paid to the Participant’s designated Beneficiary from such Accounts at the same time and in the same manner as if the Participant had survived.

5.7.	Hardship Distributions. With respect to Accounts under this Plan other than a Legacy FC Account or Legacy RCP Account, upon request of a Participant and a finding by the Committee that a Participant has suffered a Financial Hardship, the Committee may, in its discretion, make a distribution from such vested Account balances. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship, plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such distribution. In determining the amount of such distribution, the Committee shall take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe Financial Hardship).

5.8.	Form of Payment. With respect to Accounts under this Plan other than a Legacy FC Account or Legacy RCP Account, except as otherwise provided under the terms of the Plan, the benefits payable from such Accounts under this Plan shall be paid in the form of benefit, as provided below and as specified by the Participant when first eligible to participate in the Plan in accordance with the procedures prescribed by the Management Administrator:

a)	A lump sum amount equal to the vested Account balance; or

b)	Equal annual installments for a period of up to a maximum of ten (10) years in the event of payment of a Retirement Account, fifteen (15) years in the event of a SRP Account, or five (5) years in the event of an In-Service Account, where the annual payment shall be equal to the balance of the applicable Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and a denominator equal to the number of annual installment payments initially chosen (reduced by one (1) for each prior distribution).

5.9.	Small Account. The Committee, in its discretion, may distribute the Participant’s Accounts in a lump sum if the present value of the Participant’s remaining unpaid Account balance (and all other amounts required to be aggregated with such accounts under section 409A of the Code) falls below the applicable dollar amount under section 402(g)(1)(B) of the Code. Any such exercise of discretion shall be evidenced in writing not later than the date of payment.

5.10.	Withholding; Payroll Taxes. All benefits under the Plan shall be subject to income, employment and other tax withholding as required by applicable law. At the time that tax withholding is required, if an amount is payable under the Plan to the Participant, the amount of the required tax withholding shall be withheld from such payment. If, however, an amount is not then payable or the amount payable under the Plan to the Participant is less than the required withholding, the Participant shall pay to the Company, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of the Company, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant. The Participant shall hold the Company harmless from any liability for acting to satisfy the withholding obligation in this manner.

5.11.	Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Management Administrator may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person. The Management Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee, Company and Management Administrator from all liability with respect to such benefit.

5.12.	Effect of Payment. The full payment of the applicable benefit under this Plan shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.

Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the

Participant’s vested Account balance. Each Beneficiary designation shall be in a written form acceptable to the Committee and shall be effective only if filed with the Management Administrator during the Participant’s lifetime.

6.2.	Changing Beneficiary. Any Beneficiary designation may be changed by filing of a new Beneficiary designation with the Management Administrator. Any such new Beneficiary designation shall cancel all prior designations previously filed by the Participant.

6.3.	No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;

b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

c)	The Participant’s estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.	Committee; Duties. This Plan shall be administered by the Committee and, where applicable, by the Management Administrator, and any of their designees. The Committee and, where applicable, the Management Administrator, shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Committee and, where applicable, the Management Administrator, shall have the authority, from time to time, to: determine eligibility for and the amount of benefits, if any, due under the Plan; determine amounts payable under the Plan; interpret the Plan, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan; make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan; and establish rules and regulations for the administration of the Plan.

7.2.	Agents. The Committee and, where applicable, the Management Administrator, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.

Binding Effect of Decisions. The decision or action of the Committee and, where applicable, the Management Administrator, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4.	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and, where applicable, the Management Administrator, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, and, where applicable, the Management Administrator, except in the case of gross negligence or willful misconduct.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.	Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Management Administrator, which shall respond in writing as soon as practical.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary; and

c)	An explanation of the Plan’s claim review procedure.

8.3.	Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.	Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.

Amendment. The Company reserves the right to amend, modify or suspend the Plan, in whole or in part, at any time; provided however, that any such amendment, modification or suspension shall not reduce the accrued benefit of any Participant. Notwithstanding, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with section 409A of the Code (or an exception thereto).

9.2.	Company’s Right to Terminate. The Company reserves the right to terminate the Plan, in whole or in part, at any time; provided however, that any such termination shall not reduce the accrued benefit of any Participant. Termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under section 409A of the Code or other applicable law.

ARTICLE X - MISCELLANEOUS

10.1.	Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.	Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, that Company and shall not be an obligation of another company.

10.3.	Section 409A. Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with section 409A of the Code, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with section 409A of the Code, the regulations and other binding guidance promulgated thereunder. Accordingly, if a Participant is a Specified Employee for purposes of section 409A of the Code and a payment subject to section 409A of the Code to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of section 409A of the Code or any other applicable law.

10.4.

Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.5.	Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

10.6.	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.7.	Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.8.	Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

10.9.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Virginia, except as preempted by federal law.

10.10.	Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11.	Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

10.12.	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

ALPHA NATURAL RESOURCES, INC.

Appendix A

Subsidiaries adopting this Plan

As of January 1, 2011, the following affiliated subsidiaries of Alpha Natural Resources, Inc. had adopted the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan for the benefit of their respective eligible employees:

Alpha Coal Sales Co., LLC

Alpha Coal West, Inc.

Alpha Natural Resources Services, LLC

AMFIRE Mining Company, LLC

Brooks Run Mining Company, LLC

Coal Gas Recovery, LLC

Cobra Natural Resources, LLC

Cumberland Coal Resources, LP

Dickenson-Russell Coal Company, LLC

Dry Systems Technologies, Inc.

Emerald Coal Resources, LP

Enterprise Mining Company, LLC

Kepler Processing Company, LLC

Kingston Mining, Inc.

Kingston Processing, Inc.

Kingwood Mining Company, LLC

Litwar Processing Company, LLC

Maxxim Rebuild Co., LLC

Maxxim Shared Services, LLC

Nicewonder Contracting, Inc.

Paramont Coal Company Virginia, LLC

Pennsylvania Services Corporation

Premium Energy, LLC

Rivereagle Corp.

Riverside Energy Company, LLC

Riverton Coal Production, Inc.

Rockspring Development, Inc.

Simmons Fork Mining, Inc.

Twin Star Mining, Inc.

Wabash Mine Holding Company

White Flame Energy, Inc.

As of May 1, 2011, the following affiliated subsidiaries of Alpha Natural Resources, Inc. have adopted the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan for the benefit of their respective eligible employees:

Alpha Australia, LLC

Alpha Australia Services, LLC

Alpha India, LLC

Appendix B

Participant Name	Year	Percentage of Base Salary	Percentage of Annual Bonus	Percentage of Other Compensation